Exhibit 5.1

Our reference: 25247.50004/19108803 v2	Watson, Farley & Williams (New York) LLP 1133 Avenue of the Americas New York, New York 10036 Tel (212) 922 2200 Fax (212) 922 1512
July 31, 2009
Teekay Offshore Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda
Registration Statement on Form F-3 — Prospectus Supplement
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the offer and sale of up to 7,475,000 Common Units (the “Units”) representing limited partner interests in the Partnership pursuant to a registration statement on Form F-3 (No. 333-150682) (the “Registration Statement”) and the prospectus (the “Original Prospectus”) included therein dated May 22, 2008, as supplemented by a prospectus supplement dated July 30, 2009 (the “Prospectus Supplement”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the First Amended and Restated Agreement of Limited Partnership of the Partnership dated December 19, 2006 (as amended through the date hereof, the “Partnership Agreement”), (ii) the Registration Statement, the Original Prospectus and the Prospectus Supplement, (iii) the Underwriting Agreement (the “Underwriting Agreement”) dated July 30, 2009 among the Partnership, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, the representatives of the underwriters named therein, and various other parties named therein, relating to the issuance and sale of the Units, and (iv) certificates of public officials and of representatives of the Partnership, the General Partner and other appropriate persons, as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as photocopies. We have also assumed the power, authority and legal right of all parties (other than the Partnership and the General Partner) to the Underwriting Agreement and any amendments or supplements thereto to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Underwriting Agreement and any amendments or supplements thereto by such parties. We have further assumed the validity and enforceability of the Underwriting Agreement
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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay Offshore Partners L.P. July 31, 2009	Page 2
under all applicable laws other than Marshall Islands law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.
We have also assumed that:
(a)	any amendments or supplements to the Registration Statement (including any necessary post-effective amendments) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”); and

(b)	the Units shall be issued and sold in compliance with applicable federal, state and foreign securities laws and in the manner stated in the Registration Statement, the Original Prospectus and the Prospectus Supplement.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Prospectus Supplement.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Registration Statement, the Original Prospectus and the Prospectus Supplement, the Units will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the reference to our name in the Registration Statement, the Original Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
Watson, Farley & Williams (New York) LLP